Exhibit 4.6

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of this              day of                     , 2010, by and between Cancer Genetics, Inc., a Delaware corporation (the “Company”), and the party listed on the Schedule of Purchaser attached hereto as Schedule I (the “Purchaser”). The Company and the Purchaser are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

WITNESSETH:

WHEREAS, the Company desires to issue and sell to those purchasers who in the aggregate subscribe for, up to, Two Million (2,000,000) shares of Series B Convertible Preferred Stock, at a price of Five Dollars and no cents ($5.00) per share; and

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to acquire from the Company, the number of shares of Series B Convertible Preferred Stock set forth beside the Purchaser’s name on Schedule I, at a price of Five Dollars and no cents ($5.00) per share.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties, intending to be legally bound, hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SECURITIES; POTENTIAL CASH PENALTIES.

1.1 Authorization. At the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to Two Million (2,000,000) shares of Series B Preferred Stock having the rights, preferences, privileges and restrictions set forth in the amended and restated certificate of incorporation of the Company attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”).

1.2 Agreement to Purchase and Sell. The Company agrees to sell to the Purchaser at the Closing, and the Purchaser agrees to purchase from the Company at the Closing, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the number of shares set forth beside the Purchaser’s name on Schedule I (the “Purchased Shares”), at a price of Five Dollars ($5.00) per share. The shares of common stock, $.0001 par value per share, issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares.”

1.3 Use of Proceeds. The proceeds of the sale of the Purchased Shares, together with the proceeds from the sale of Series B Preferred Stock to other investors, shall be used (a) for working capital to fund ongoing operations and expansion of the business (b) to pay the fees and expenses of the placement agents, and (c) to repay certain outstanding indebtedness of the Company.

1.4 Potential Cash Penalties. (a) If the Company fails to complete a merger with a corporation, whose shares are registered for issuance pursuant to the Securities Act of 1933 (the “Merger”), within nine (9) months of the conclusion of the Series B Preferred Stock Offering (the “Merger Period”)

pursuant to this Agreement, each Purchaser shall be paid a cash penalty (the “Penalty”). The Penalty that shall be payable to each Purchaser shall be one percent (1.00%) of the original issue price of the Series B Preferred Stock, for the first thirty (30) day period following the expiration of the Merger Period in which the Merger shall not have been consummated (the “First Penalty Period”), and an additional two percent (2.00%) of the original issue price of the Series B Preferred Stock, for each successive thirty (30) day period following the First Penalty Period, pro rated daily up to a maximum Penalty amount of eleven percent (11.0%) per annum. Such Penalty shall be payable to each Purchaser semiannually on June 30 and December 31 of each year. (b) If the common stock of the Public Company is not traded on a national exchange or on the OTCBB upon closing of the Merger, the Company will file all required documents necessary for it to begin trading on a national exchange or the OTCBB, and commencing fifteen (15) months from the final Closing Date, if the shares of the Public Company are not trades on a national exchange or the OTCBB, then holders of the Series B Preferred Stock shall be entitled to a same cash fee as described above.

2. CLOSING.

2.1 Closing. The Purchased Shares are being offered by the Board of Directors of the Company and through select license broker dealers on a best efforts, minimum-maximum basis, with a minimum proceeds of Three Million Dollars ($3,000,000) (gross proceeds, before reduction for expenses) and a maximum proceeds of Ten Million Dollars ($10,000,000.00) (gross proceeds, before reduction for expenses). If the Purchaser subscribes to the Purchased Shares before April 30, 2010, the Purchase Price will be held in escrow by Signature Bank. until the earlier of (a) the date on which the Company receives subscriptions for at least Six Hundred Thousand (600,000) shares of Series B Preferred Stock (the “Minimum Shares”), or (b) April 30, 2010 (the “Initial Closing Date”), subject to an extension to July 30, 2010 (the “Closing Date”), at the election of the Company. In the event the Company does not receive and accept subscriptions to purchase the Minimum Shares by the Closing Date, the Purchase Price will be returned to the Purchaser, without interest. If the Purchaser subscribes for the Purchased Shares after the Company has closed on the sale of at least the Minimum Shares, then the closing on the Purchased Shares shall occur on a date chosen by the Company, in any case not later than the Closing Date. At the closing, the Company will deliver to the Purchaser a certificate representing the number of Purchased Shares that the Purchaser has agreed to purchase hereunder as shown on Schedule I against delivery to the Company by the Purchaser of the Purchase Price, paid by (a) a check payable to the order of Signature Bank as Escrow Agent for Cancer Genetics, Inc., (b) wire transfer of funds to the escrow account, or (c) any combination of the foregoing. The escrow account may only be utilized until the satisfaction of the Minimum Shares; therefore, funds may be sent directly to the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Schedule of Exceptions (the “Schedule of Exceptions”) attached hereto as Schedule II (which Schedule of Exceptions shall be deemed to be representations and warranties to the Purchaser by the Company under this Section 3), the statements in the following paragraphs of this Section 3 are all true, complete and correct as of the date hereof. As used herein, the phrases “knowledge of the Company” or similar phrases shall mean or refer to the actual knowledge of the management, directors and executive officers of the Company after reasonable investigation.

3.1 Organization, Qualifications and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted by it, to enter into and perform this Agreement, the investors’ rights agreement with the Purchaser and the other parties named therein, in the form attached as Exhibit B (the “Amended and Restated Investors’ Rights Agreement”), the stockholders’ agreement with the Purchaser and the other parties named therein, in the form attached as Exhibit C (the “Amended and Restated Stockholders’ Agreement,” together with the Amended and Restated Investors’ Rights Agreement and this Agreement, the “Transaction Documents”), and to carry out the transactions contemplated by the Transaction Documents. The Company has full corporate power and authority to issue and deliver the Conversion Shares. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to qualify would have a material adverse effect upon the business, assets, financial condition or results of operations of the Company (a “Material Adverse Effect”).

3.2 Capitalization. The capitalization of the Company immediately following the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State shall consists of the following:

(a) Preferred Stock. A total of Eight Million (8,000,000) authorized shares of preferred stock, $.0001 par value per share (the “Preferred Stock”), consisting of Five Hundred Eighty-Eight Thousand (588,000) shares designated as “Series A Preferred Stock”, of which Five Hundred Eighty-Seven Thousand Six Hundred Ninety-One (587,691) are issued and outstanding, and Two Million (2,000,000) shares designated as “Series B Preferred Stock”, none of which will be issued and outstanding. Upon the Closing, the rights, preferences and privileges of the Series B Preferred Stock will be as stated in the Amended and Restated Certificate of Incorporation and as provided by law.

(b) Common Stock. A total of Twenty-Four Million (24,000,000) authorized shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which Six Million One Hundred Fifty Six Thousand Four Hundred Two (6,156,402) shares will be issued and outstanding.

(c) Options, Warrants, and Convertible Securities. Except as set forth in the Schedule of Exceptions and except for (i) the conversion privileges and the rights of first refusal of the Series A Preferred Stock and Series B Preferred Stock, (ii) the One Million Two Hundred Forty-Eight Thousand (1,248,000) shares of common stock issuable upon exercise of options granted under the stock option plan of the Company (the “Plan”), and (iii) the Three Million Thirty–Six Thousand One Hundred Ninety-Two (3,036,192) warrants currently issued and outstanding, there shall be no outstanding options, warrants, rights (including conversion or preemptive rights), agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the capital stock of the Company. Apart from the exceptions noted herein or in the Schedule of Exceptions, and except for rights under the Transaction Documents or rights of first refusal held by the Company to purchase shares of its stock issued under the Plan (as defined herein) and any employment or consulting agreements to which the Company is a party (each of which are set forth in the Schedule of Exceptions), no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person), pursuant to any agreement or commitment of the Company.

(d) Reservation of Common Stock. The Company has authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of common stock of the Company for issuance upon the conversation of the Purchased Shares, which when so issued and delivered, will be duly authorized and validly issued, fully paid and nonassessable.

(e) Pre-emptive Rights. Except as expressly contemplated by the Transaction Documents, no person has any preemptive right, right of first refusal or similar right to acquire capital stock of the Company in connection with the purchase and sale of the Purchased Shares or issuance of the Conversion Shares.

(f) Transfer Restrictions. There are no restrictions on the transfer of the Purchased Shares or the Conversion Shares, other than those imposed by relevant state and Federal securities laws and the Transaction Documents.

(g) Redemption; Other Payment Obligations. Except as contemplated by the Transaction Documents, the Company has no obligation to purchase, redeem or otherwise acquire any of its capital stock, equity securities or any interests therein, or to pay any distribution in respect thereto.

(h) Voting Trusts; Etc. Except as contemplated by the Transaction Documents, there are no voting trusts, shareholders’ agreements, or proxies relating to any securities of the Company.

(i) Shareholders of the Company. A complete and correct schedule of the classes of the holders of the issued and outstanding capital stock of the Company, and the number of shares of capital stock beneficially owned by such classes, is set forth on Exhibit 3.2(i) attached hereto.

3.3 Subsidiaries. The Company has no subsidiaries, other than a wholly owned subsidiary organized under the law of Italy (the “Subsidiary”). Except with respect to the Subsidiary and except as set forth in the Schedule of Exceptions, the Company does not (a) own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation, or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise, or (b) control, directly or indirectly, any other entity.

3.4 Authorization of Agreements, Etc.

(a) All corporate action on the part of the Company’s directors and stockholders necessary for: (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under the Transaction Documents; (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Conversion Shares; and (iii) the filing of the Amended and Restated Certificate of Incorporation has been taken or will be taken prior to the Closing.

(b) The Transaction Documents, when executed and delivered, will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (ii) the effect of rules of law governing the availability of equitable remedies.

3.5 Valid Issuance of Securities. The Purchased Shares, when paid for and then issued, as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances of any kind, subject to restrictions on transfer under Federal and state securities laws and the Transaction Documents. The Conversion Shares, have been duly and validly reserved for issuance upon conversion thereof and, when issued upon such conversion in accordance with the Amended and Restated Certificate of Incorporation (assuming no change in the Amended and Restated Certificate of Incorporation or in applicable law), will be duly authorized and validly issued, fully paid and nonassessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances of any kind, subject to restrictions on transfer under Federal and state securities laws and the Transaction Documents.

3.6 Securities Laws. Subject to the representations and warranties contained in Section 4, the offer, issuance, sale and delivery of the Purchased Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and all applicable state securities laws, and are otherwise in compliance with such laws. Neither the Company nor any person acting on its behalf has taken or will take any action which would subject the offering, issuance or sale of the Series B Preferred Stock to the registration requirements of Section 5 of the Securities Act.

3.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state or local governmental authority is required on the part of the Company to enable the Company to execute, deliver and perform its obligations under the Transaction Documents except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

3.8 Litigation. Expect as set forth in the Schedule of Exceptions, there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, currently threatened, against the Company, its activities or its properties before any court or governmental agency.

3.9 Proprietary Rights.

(a) Set forth in the Schedule of Exceptions is a list and brief description (if applicable) of (i) all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, internet domain names, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description (if applicable) of the nature of such right, and (ii) all licenses and other agreements with third parties (such licenses being herein referred to collectively as the “Third Party Licenses”) relating to any software, copyrights, technology, know-how or processes that the Company has been licensed or is otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed or services provided by the Company (such software, technology, know-how and processes being collectively referred to as “Third Party Technology”), provided that the Company need not list on the Schedule of Exceptions any shrink-wrap or (“off-the-shelf”) software that is generally commercially available (“Shrinkwrap Software”).

(b) Except as set forth in the Schedule of Exceptions, to the Company’s knowledge, the Company is the sole owner or is the valid licensee and has the right, free and clear of all liabilities, charges, liens, pledges, mortgages, restrictions, adverse claims, security interests, rights of others and encumbrances (including, without limitation, distribution rights), to use all material patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, internet domain names, web sites, customer lists, trade secrets, manufacturing or proprietary processes and formulae, inventions, know-how and other confidential and proprietary information, including, without limitation, the Third Party Technology and any Shrinkwrap Software used by it (collectively, “Intellectual Property”), necessary to permit the Company to conduct its business as presently conducted, and the Company is not limited or restricted in its ability to bring infringement actions in any federal court of the United States with respect to the patents, trademarks, copyrights and service marks listed on the Schedule of Exceptions. To the Company’s knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that the Company owns. The foregoing representation as it relates to Third Party Technology is limited to the Company’s interest pursuant to the Third Party Licenses, all of which are valid and enforceable and in full force and effect and which grant the Company such rights to Third Party Technology as are employed in or necessary to the business of the Company as conducted. All of the Company’s registered patents, trademarks and copyrights in any of the Company’s products or services and applications therefor, if any, are valid and in full force and effect, and consummation of the transactions contemplated hereby will not alter or impair any such rights.

(c) To the knowledge of the Company, none of the activities or business conducted by the Company or proposed to be conducted by the Company infringes, violates or constitutes a misappropriation of, or in the past infringed, violated or constituted a misappropriation of, any Intellectual Property of any other person or entity. The Company has not received any complaint, claim or notice alleging any infringement, violation or misappropriation, and to the knowledge of the Company, threatened by any third party against the Company for any such complaint, claim or notice. Except as set forth in the Schedule of Exceptions, no claim is pending or, to the Company’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company.

(d) To the Company’s knowledge, all technical information developed by and belonging to the Company, which has not been patented, has been kept confidential. Except as set forth in the Schedule of Exceptions, the Company has not granted or assigned to any third party any right to manufacture, assemble, reproduce, distribute, market, license or exploit any of its products or services or any adaptations, translations, or derivative works based on any of its products.

(e) Except as set forth in the attached Schedule of Exceptions, the Company is not under any contractual obligation to provide indemnification with respect to any form of intangible property, including any Intellectual Property (except Shrinkwrap Software used by the Company in the ordinary course of business).

(f) Anything contained herein to the contrary notwithstanding, no representation or warranty is being made hereunder by the Company with respect to any content or information accessible through hyperlinks from the Company’s web sites on the internet to third party web sites on the internet or such third parties’ Intellectual Property rights or other rights of any person related to such content or information.

3.10 Compliance with Law and Documents. Except as set forth in the Schedule of Exceptions, the Company is not in violation or default of any provisions of its Amended and Restated Certificate of Incorporation or By-laws, both as amended to date, and to the Company’s knowledge, the Company is in compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Company’s business or properties where such violation would have a Material Adverse Effect. Except as set forth in the Schedule of Exceptions, the Company has not received any notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the date hereof. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or default, or be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, the Company’s Amended and Restated Certificate of Incorporation or By-laws, any judgment, order or decree of any court or arbitrator to which the Company is a party or is subject, any agreement or contract of the Company, or, to the Company’s knowledge, a violation of any statute, law, regulation or order, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company.

3.11 Registration Rights. Except as provided in the Amended and Restated Investor’s Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is the Company obligated to register or qualify any such securities under any state securities or blue sky laws.

3.12 Title to Property and Assets. Except as set forth in the Schedule of Exceptions, the Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in material compliance with such lease.

3.13 ERISA Plans.

(a) The Schedule of Exceptions lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member or which is under common control of the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or any Subsidiary (together, the “Company Employee Plans”).

(b) To the best knowledge of the Company: (i) each Company Employee

Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from the Company or any of its subsidiaries to (or under) any such Company Employee Plan have been fully paid or adequately provided for on the Financial Statements (as subsequently defined) for the most recently ended fiscal year; (ii) all accruals thereon have been made in accordance with applicable law; and (iii) there has been no amendment, written interpretation or announcement by the Company with respect to, or change in employee participation or coverage under, any Company Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the most recently ended fiscal year.

3.14 Tax Returns and Payments. The Company has timely filed all tax returns and reports required by law. All tax returns and reports of the Company are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those, if any, currently being contested by it in good faith which are listed in the Schedule of Exceptions.

3.15 Environmental Matters. To the Company’s knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such statute, law or regulation.

3.16 Loans and Advances. Except as set forth in the Schedule of Exceptions, the Company does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

3.17 Brokers and Consultants. Except as set forth in the Schedule of Exceptions, the Company has no contract, arrangement or understanding with any broker, finder or consultants with respect to the transactions contemplated by this Agreement, nor will any such person be entitled to any compensation, fee or commission, directly or indirectly, from the Company or any of its stockholders, officers or directors in connection with any of the transactions contemplated hereby.

3.18 Transactions With Affiliates. Except as set forth in the Schedule of Exceptions, no director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has, or has had within the last three (3) fiscal years, a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by rental of real or personal property from or otherwise requiring payments to any such person or firm, other than employment-at-will arrangements in the ordinary course of business, nor does any such person receive income from any source other than the Company which should properly accrue to the Company.

3.19 No Violations. The execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of the Purchased Shares and, upon conversion of the Series A Preferred Stock and Series B Preferred Stock, the issuance and delivery of the Conversion Shares), and compliance with the provisions hereof and thereof, will not violate any provision of law, the Amended and Restated Certificate of Incorporation or the By-laws, any order of any court or other agency of government or indenture, material agreement or other material instrument to which the Company is bound, or conflict with, result in the breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company, if such default or lien is likely to result, either in any individual case or all such cases in the aggregate, in any material adverse change in the business, assets or condition, financial or otherwise, or operations of the Company.

3.20 Other Agreements. The Company is not a party to or bound by any agreement, contract or commitment or subject to any restriction in the Amended and Restated Certificate of Incorporation or any other corporate restriction, which materially adversely affects, or which in the future could materially and adversely affect, its business, assets or condition, financial or otherwise, or operations.

3.21 Financial Statements. Attached hereto as Schedule 3.21 are the Company’s (i) audited balance sheets and statements of income, changes in shareholders’ equity and cash flows for the fiscal years ending 2007 and 2008 (the “Year-End Statements”) and (ii) Seller’s unaudited balance sheet and statement of income, changes in shareholders’ equity and cash flows for the period ended September 30, 2009 (the “Interim Statements,” and together with the Year-End Statements, the “Financial Statements”). The Year-End Statements are complete and correct in all material respects, fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated and have been prepared using U.S. generally accepted accounting principles (“GAAP”), applied on a consistent basis. The Interim Statements accurately reflect, in all material respects, the assets and liabilities of the Company as of the periods covered. The Interim Statements, however, are tax basis compilations, and have historically been prepared for in-house use only, and not for publication, and do not include the adjustments and other items required in financial statements prepared in accordance with GAAP.

3.22 No Changes. Since the date of the Financial Statements, except as contemplated by the Schedule of Exceptions, there has not been any:

(a) material adverse change in the Company’s business, condition, assets, liabilities or operations, and, to the best of the knowledge of the Company, no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Company;

(b) transaction by the Company except in the ordinary course of business;

(c) capital expenditure by the Company, individually or in the aggregate, exceeding One Hundred Thousand Dollars ($100,000.00);

(d) indebtedness incurred or guaranteed for borrowed money or any other liabilities in excess of One Hundred Thousand Dollars ($100,000.00);

(e) acquisition or sale of any asset of the Company, except in the ordinary course of business;

(f) loan by the Company to any person or entity, or guaranty by the Company of any loan; or

(g) negotiations or agreement by the Company to do any of the things described in the preceding clauses (a) through (f).

3.23 Material Contracts. Except as set forth in the Schedule of Exceptions, the Company and all of the other parties to all material contracts, to which the Company is a party (the “Contracts”) have materially performed all obligations required to be performed by such persons to date under the Contracts, and has received no notice of default and is not in default under any of the Contracts.

3.24 Labor Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has not received any notice from any governmental entity (“Governmental Entity”), and to the knowledge of the Company, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company and there is neither pending nor, to the knowledge of the Company, threatened any investigation or hearing concerning the Company based upon any such laws, regulations or practices.

3.25 Insurance. Except as set forth in the Schedule of Exceptions, there is no claim by the Company pending under any policy of insurance as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company does not know of any threatened termination of or material premium increase with respect to any of such policies. The Company has never been denied insurance coverage nor has any insurance policy of the Company ever been canceled for any reason.

3.26 Disclosure. Neither this Agreement, including the exhibits and schedules hereto, nor any other document required to be furnished by the Company, or its counsel, to the Purchaser at the Closing or furnished to the Purchaser, contains any untrue statement of a material fact or, when read together, omits to state any material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they are or were made to the best knowledge of the Company, there exists no fact or circumstance that materially and adversely affects or that has a reasonable possibility of materially and adversely affecting the Company’s business, assets or condition, financial or otherwise, or operations of the Company, that has not been disclosed in writing to the Purchaser.

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER. The Purchaser hereby represents and warrants to, and agrees with, the Company, that:

4.1 Power and Authority. The Purchaser has the requisite power and authority, or, if not an individual Purchaser, has taken all required corporate (or trust or limited liability company or partnership, as the case may be) and other action to execute, enter into and perform its obligations under the Transaction Documents and each such document has been duly authorized and validly executed by the Purchaser and is the Purchaser’s legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies.

4.2 Purchase for Investment; Purchaser Experience. The Purchaser:

(a) is (i) an “accredited investor” as defined in Rule 501 (a) promulgated under Regulation D of the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares, unless such person qualifies as an accredited Purchaser under subparagraph (a)(8) of Rule 501;

(b) is in a financial position to hold the Purchased Shares for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of its investment in the Purchased Shares;

(c) has such knowledge and experience in financial and business matters that the Purchaser is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Purchased Shares and has the net worth to undertake such risks;

(d) believes that the investment in the Purchased Shares is suitable for the Purchaser based upon the Purchaser’s investment objectives and financial needs, and the Purchaser has adequate means for providing for the Purchaser’s current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Purchased Shares;

(e) has been given access to full and complete information regarding the Company and has utilized such access to the Purchaser’s satisfaction for the purpose of obtaining information the Purchaser believes to be relevant in making its investment decision and, particularly, the Purchaser has either attended or been given reasonable opportunity to attend a meeting with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the Company and to obtain any additional information, to the extent reasonably available, the Purchaser believes to be relevant in making its investment decision;

(f) recognizes that an investment in the Purchased Shares involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of the Company;

(g) realizes that (i) the purchase of the Purchased Shares and the Conversion Shares is a long-term investment; (ii) the purchaser of the Purchased Shares must bear the economic risk of investment for an indefinite period of time because the Purchased Shares have not been registered under the Securities Act, or under the securities laws of any state and, therefore, none of such securities can be sold unless they are subsequently registered under said laws or exemptions from such registrations are available, and there can be no assurance that any such registration will be effected at any time in the future; (iii) the Purchaser may not be able to liquidate the Purchaser’s investment in the event of an emergency or pledge any of such securities as collateral for loans; and (iv) the transferability of the Purchased Shares is restricted and (A) requires the written consent the Company and (B) legends will be placed on the certificate(s) representing the Purchased Shares referring to the applicable restrictions on transferability;

(h) has not retained any finder, broker, agent, financial advisor, Purchaser Representative (as defined in Rule 501(h) of Regulation D of the Securities Act) or other intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless the Company from any liability for any compensation to any such intermediary retained by the Purchaser and the fees and expenses of defending against such liability or alleged liability; and

(i) has relied upon its own financial advisors and counsel in determining the merits of investing in the Purchased Shares and understands that the Purchased Shares may never be publicly traded on any securities exchange.

4.3 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Purchased Shares or the Conversion Shares unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) the Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of the Purchaser or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Purchased Shares or Conversion Shares in compliance with Rule 144 or Rule 144A under the Securities Act, or (ii) for any transfer of any Purchased Shares or Conversion Shares by a Purchaser that is a partnership or a corporation to (A) a partner of such partnership or stockholder of such corporation, (B) a controlled affiliate of such partnership or corporation, (C) a retired partner of such partnership who retires after the date hereof, (D) the estate of any such partner or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Purchaser to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 4 (other than Section 4.2(a)) to the same extent as if the transferee were an original Purchaser hereunder, or with consent of the Company.

4.4 Reliance On Business Plan. The Purchaser understands that the business plan, or confidential private placement memorandum, if any, previously distributed by the Company and reviewed by the Purchaser was incomplete and was intended only to give the Purchaser a general idea of the Company’s future intentions. The Purchaser acknowledges that the Company reserves the right to deviate from the plans set forth therein and that the Company is in the early stages of development and therefore its future plans are highly speculative. The Purchaser acknowledges that any projections contained in the business plan or confidential private placement memorandum: (a) were based on various assumptions by management, that may have changed or which may prove to be not correct and that such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management, and (b) were based upon assumptions with respect to future business decisions that are subject to change. The Purchaser acknowledges that the Purchaser was encouraged to consult with the management of the Company at greater length and in more depth concerning the Company’s future business plans and has done so to the extent desired.

5. CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSING. The obligations of the Purchaser under Section 2 of this Agreement are subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

5.1 Representations and Warranties True and Correct. Each of the representations and warranties of the Company contained in Section 3 shall be true and complete in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

5.3 Supporting Documents. The Purchaser shall have received copies of the following documents:

(a) the Amended and Restated Certificate of Incorporation, certified as of the Closing Date, by the Secretary of State of the State of Delaware, and a certificate of said Secretary, dated as of a recent date, as to the due incorporation and good standing of the Company; and

(b) Amended and Restated Investor’s Rights Agreement. The Amended and Restated Investor’s Rights Agreement shall have been executed and delivered by the Company, the Series B Preferred Stock, and the holders of at least a majority of the holders of the Series A Preferred Stock.

(c) Amended and Restated Stockholders’ Agreement. The Amended and Restated Stockholders’ Agreement shall have been executed and delivered by the Company and the Series B Preferred Stock and the holders of at least a majority of the holders of the Common Stock and Series A Preferred Stock.

5.4 Legal Matters. All material matters of a legal nature that pertain to this Agreement and the transactions contemplated hereby shall be acceptable to the Purchaser.

5.5 All Proceedings and Documents Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident to such transactions shall be satisfactory in form and substance to the Purchaser. The Purchaser shall receive such copies thereof and other materials (certified if requested) as they may reasonably request in connection therewith.

6. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to the Purchaser under this Agreement are subject to the satisfaction or waiver on, or before the Closing, of each of the following conditions by the Purchaser:

6.1 Representations and Warranties True and Correct. The representations and warranties of the Purchaser contained in Section 4 shall be true and complete on the date of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Payment of Purchase Price. The Purchaser shall have delivered to the Company, the purchase price specified for the Purchaser on Schedule I in accordance with the provisions of Section 2.

6.3 Other Agreements. The Amended and Restated Investor’s Rights Agreement shall have been executed and delivered by the Company, the Series B Preferred Stock, and the holders of at least a majority of the holders of the Series A Preferred Stock. The Amended and Restated Stockholders’ Agreement shall have been executed and delivered by the Company and the Series B Preferred Stock and the holders of at least a majority of the holders of the Common Stock and Series A Preferred Stock.

6.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and to the Company’s legal counsel, and the Company shall have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.

6.5 Minimum Proceeds. A minimum number of shares of Series B Preferred Stock having an aggregate purchase price of not less than Three Million Dollars shall have been purchased by subscribers, including the Purchaser.

7. RESTRICTIONS ON TRANSFER.

7.1 General Restriction. The Purchased Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act (the “Restricted Securities”), and will be transferable only upon the satisfaction of the conditions set forth in this Section 7 and the terms of the Stockholders’ Agreement. Any transfer or purported transfer in violation of this Section 7 will be void.

7.2 Notice of Transfer. Subject to the terms of the Amended and Restated Stockholders’ Agreement, prior to any transfer of any Restricted Securities, the holder thereof will give written notice to the Company describing in reasonable detail the manner and terms of the proposed transfer and the identity of the proposed transferee, accompanied by the written agreement of the proposed transferee to be bound by all of the provisions hereof applicable to holders of such Restricted Securities hereunder or thereunder.

7.3 Restrictive Legends. For so long as the Purchased Shares remain subject to the restrictions on transfer set forth in this Section 7, the certificates representing such securities will bear restrictive legends in substantially the following forms:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

7.4 Termination of Restrictions. The restrictions imposed by this Section 7 upon the transferability of Restricted Securities will terminate as to any particular Restricted Securities when such Restricted Securities have been sold pursuant to an effective registration statement under the Securities Act, or pursuant to Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act pursuant to which the transferee receives securities that are not “restricted securities”

within the meaning of that term as defined in Rule 144(a)(3). Whenever any of such restrictions terminate as to any Restricted Securities, the holder thereof will be entitled to receive from the Company, at the Company’s expense, new certificates representing such Shares, without the restrictive legend set forth in Section 7.3.

8. GENERAL PROVISIONS.

8.1 Costs, Expenses. The Company and the Purchaser shall pay their own respective costs, fees and out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the issuance of the Purchased Shares.

8.2 Survival of Warranties. The representations, warranties and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Purchaser or the Company, as the case may be.

8.3 Confidentiality. The Purchaser agrees that it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor his, her or its investment in the Company, any confidential, proprietary or secret information which the Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to the Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder (“Confidential Information”), unless such Confidential Information is known, or until such Confidential Information becomes known, to the public (other than as a result of a breach of this Section 8.3 by the Purchaser); provided, however, that the Purchaser may disclose Confidential Information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any affiliate of the Purchaser or to a partner, stockholder or subsidiary of the Purchaser, provided that such affiliate agrees in writing to be bound by the provisions of this Section 8.3, or (c) as may otherwise be required by law, provided that the Purchaser takes reasonable steps to minimize the extent of any such required disclosure.

8.4 No Finders’ Fees or Consulting Fees. Each Party represents that it neither is, nor will be, obligated for any finders’ or broker’s fee or commission or other expenses in connection with this transaction, except as contemplated by the Schedule of Exceptions other than any clients or contacts of a broker dealer firm acting as a selling agent. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders’ or broker’s fee (and any asserted liability) for which the Purchaser or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finders’ or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

8.6 Successors and Assigns. Except as otherwise provided in this Agreement, the rights and obligations of the Parties will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

8.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles thereof.

8.8 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

8.9 Entire Agreement. This Agreement, the Amended and Restated Stockholders’ Agreement, the Amended and Restated Investors’ Rights Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the Parties with respect to the specific subject matter hereof.

8.10 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed by facsimile receipt.

(a) If to the Purchaser, at its address as set forth on Schedule I to this Agreement, or at such other address as may have been furnished to the Company by it in writing.

(b) If to the Company at:

    Cancer Genetics, Inc.

    201 Route 17 North, 2nd Floor

    Rutherford, New Jersey 07070

    Attention: President

    with a copy to:

    Lavelle & Finn, LLP

    29 British American Boulevard

    Latham, New York 12110

    Attention: Keith M. Goldstein, Esq.

8.11 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

8.12 Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

8.13 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

8.14 Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.15 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, each Party has executed, or caused to be executed by a duly authorized individual, this Agreement as of the date first set forth above.

COMPANY

CANCER GENETICS, INC.

By:
	Name:	Louis J. Maione
	Title:	General Counsel

PURCHASER

If an individual:

[Signature]

[Print name]

If an entity, insert name of entity:

By:
Name:
Title:

List of Schedules

Schedule I	-	Schedule of Purchaser
Schedule II	-	Schedule of Exceptions
Schedule 3.2(i)	-	Classes of Shareholders of the Company
Schedule 3.21	-	Financial Statements

List of Exhibits

Exhibit A	-	Amended and Restated Certificate of Incorporation
Exhibit B	-	Amended and Restated Investors’ Rights Agreement
Exhibit C	-	Amended and Restated Stockholders’ Agreement

SCHEDULE I

Schedule of Purchaser

If an individual is the purchaser, insert name:

_____________________________

If an individual is the purchaser, insert address:

_____________________________

_____________________________

_____________________________

If an entity is the purchaser, insert name:

_____________________________

If an entity is the purchaser, insert address:

_____________________________

_____________________________

_____________________________

Insert number of shares purchased and total purchase price	Price Per Share	Number of Shares	Total Purchase Price
$5.00

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CANCER GENETICS, INC.

Under Section 242 and 245 of the General Corporation Law of the State of Delaware

Cancer Genetics, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. The name of the Corporation is Cancer Genetics, Inc.

2. The date of filing of the Corporation’s original certificate of incorporation is April 8, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on April 17, 2007 (the “April 2007 Amended and Restated Certificate of Incorporation”).

3. This amended and restated certificate of incorporation (“Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the April 2007 Amended and Restated Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Section 242 and 245 of the GCL.

4. The Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Cancer Genetics, Inc.

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation is to be located in the County of Bergen, State of New Jersey.

FOURTH: Its registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 , County of New Castle.

FIFTH: The total number of shares of ail classes of stock that the Corporation shall have authority to issue is 32,000,000 shares, which shall consist of two classes: (i) common stock, par value $0.0001 per share (“Common Stock”); and (ii) preferred stock, par value $0,0001 per share (“Preferred Stock”). The total number of shares of each class of capital stock which the Corporation shall have authority to issue is 24,000,000 shares of Common Stock and 8,000,000 shares of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and Preferred Stock are as follows:

1. Common Stock

1.1 Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

1.2 Dividends

Whenever there shall have been paid, or declared and set aside for payment to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when, as and if declared by the board of directors of the Corporation (the “Board of Directors”).

1.3 Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts, if any, to which they are entitled.

1.4 Voting Rights.

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

2. Preferred Stock

2.1 Designation.

(a) Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. The Preferred Stock shall be divided into series. The first series of Preferred Stock is designated and known as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and shall consist of Five Hundred Eighty-Eight Thousand (588,000) shares. The second series of Preferred Stock is designated and known as “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and shall consist of Two Million (2,000,000) shares.

(b) Designation of Additional Series of Preferred Stock. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue of all, or any, of the remaining shares of Preferred Stock in one or more series, and to fix the number of shares and to determine such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the GCL. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, and any other agreements to which the Corporation is a party, the Board of Directors is also expressly authorized to increase the number of shares of any series of Preferred Stock, other than the Series A Preferred Stock and Series B Preferred Stock subsequent to the issuance of shares of that series or to decrease (but not below the number of shares of such series then outstanding), the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock.

2.2 Rank.

The Series A Preferred Stock and the Series B Preferred Stock shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to the Common Stock and to all other classes and series of equity securities of the Corporation hereafter issued which are not by their terms expressly senior to, or on parity with, the Series A Preferred Stock and the Series B Preferred Stock with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation.

3. Dividend Rights

3.1 The holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors on the Common Stock, out of any funds and assets of the Corporation legally available therefore.

3.2 Whenever a dividend provided for in this Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

4. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

4.1 Series A Preferred Stock and Series B Preferred Stock. The holder of each share of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of the Common Stock, an amount per share equal to the per share purchase price of the Series A Preferred Stock and Series B Preferred Stock, as the case may be (the “Original Issue Price”) (as adjusted for stock splits, stock dividends, combinations or the like) (the “Liquidation Preference”). If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock and Series B Preferred Stock of their full preferential amount described in this Section 4.1, the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock on a proportionate basis, calculated by dividing by the Original Issue Price paid by a holder of Series A Preferred Stock or Series B Preferred Stock, by the aggregate Original Issue Price paid by the holders of the Series A Preferred Stock and the Series B Preferred Stock In lieu of the Liquidation Preference, the holders of Series A Preferred Stock and Series B Preferred Stock may elect to convert their Series A Preferred Stock and Series B Preferred Stock into shares of Common Stock pursuant to Section 6, in which case they will share ratably in the distribution of the assets of the Corporation pursuant to Section 4.2 hereof.

4.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to me holders of the Series A Preferred Stock and Series B Preferred Stock of the Liquidation Preference described above in this Section 4, then all such remaining Available Funds and Assets shall be distributed pro rata among the holders of the Common Stock.

4.3 Merger or Sale of Assets. Any (a) reorganization, consolidation or merger (or similar transaction or series of transactions) of the Corporation with or into any other corporation or corporations in which the holders of the Corporation’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, or (b) a sale of all, or substantially all, of the assets of the Corporation shall each be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 4 unless holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock each vote as a class that this Section 4.3 shall not apply.

4.4 Non-Cash Consideration.

(a) If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash or securities, then the value of such assets shall be their fair market value as determined by the Board of Directors, in good faith.

(b) If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are securities then the value of such assets shall be determined by the Board of Directors in good faith:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or listed on the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(B) if (A) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 4.4(b)(i)(A)(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

5. Voting Rights.

5.1 Series A Preferred Stock and Series B Preferred Stock. Each bolder of shares of Series A Preferred Stock and Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

5.2 Scope. Subject to the other provisions of this Amended and Restated Certificate of Incorporation, each holder of Series A Preferred Stock and Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation (the “By-laws”) (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein, any other agreement to which the Corporation is a party or as required by law, the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock shall vote together and not as separate classes.

5.3 Class Protective Provisions. So long as at least fifteen percent (15%) of the originally issued shares of the Series A Preferred Stock and Series B Preferred Stock remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the Series A Preferred Stock and the approval of the holders of sixty-six and two-thirds percent (66 2/3rd%) of the Series B Preferred Stock then outstanding, voting as separate classes:

(a) amend or change the rights, preferences or privileges of the Series A Preferred Stock or Series B Preferred Stock; or

(b) create any other class of capital stock of the Corporation having rights, preferences or privileges senior to, or on parity with, the shares of Series A Preferred Stock or Series B Preferred Stock.

6. Conversion Rights. The outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be convertible into Common Stock as follows:

6.1 Optional Conversion.

(a) At the option of the holder thereof, each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at any time, or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

(b) Each holder of Series A Preferred Stock and Series B Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate(s) for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to fee close of business on the date of such surrender of the certificate(s) representing the shares of Series A Preferred Stock and Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this Section 6.1 is made in connection with an underwritten offering of the Corporation’s securities, or registration in connection with a reverse merger, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (which underwritten offering does not cause an automatic conversion pursuant to Section 6.2 to take place), the conversion may, at the option of the holder tendering shares of Series A Preferred Stock and Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such election who are entitled to receive Common Stock upon conversion of their Series A Preferred Stock and Series B Preferred Stock shall not be deemed to have converted such shares of Series A Preferred Stock and Series B Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in fee offering.

6.2 Automatic Conversion.

(a) Each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, upon the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement in connection with an initial public offering with gross proceeds of $25,000,000 or more, or (ii) the date which is twelve months following the consummation of a reverse merger of the Company with a public company that files reports wife the SEC under fee Securities Exchange Act of 1934 and the shares are sellable under Rule 144, or (iii) the date of effectiveness of a registration statement of all of the common shares issuable upon the conversion of the Series B Preferred Stock, provided, however, to the extent that any underlying shares cannot be registered then the Series B Preferred stock shall convert only to fee extent of the registered convertible portion or (iv) upon the vote of the holders of not Jess than a sixty-six and two-thirds percent (66 2/3rd%) of fee then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, each voting as a separate class.

(b) Upon the occurrence of any event specified in Section 6.2(a) (i), (ii), or (iii), the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be converted into Common Stock automatically without the need for any further action by fee holders of such shares and whether or not the certificates representing such shares arc surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless fee certificates evidencing such shares of Series A Preferred Stock and Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent feat such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock and Series B Preferred Stock, fee holders of Series A Preferred Stock and Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for fee Series A Preferred Stock, Series B Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

6.3 Conversion Price. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible in accordance with Section 6.1 or Section 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price paid for each such share of Series A Preferred Stock or Series B Preferred Stock (as the case may be) by the conversion price that is in effect at the time of conversion (the “Conversion Price”). The initial Conversion Price shall be the Original Issue Price paid for the Series A Preferred Stock and the Series B Preferred Stock (as the case may be). The Conversion Price shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction:

(a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and

(b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event.

The Conversion Price for the Series A Preferred Stock and the Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (the “Original Issue Date”), (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.5 Adjustments for Other Dividends and Distributions. If at any time, or from time to time, after the Original Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock and Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock or with respect to such other securities by their terms.

6.6 Adjustment for Reclassification. Exchange and Substitution. If at any time, or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock and Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event each holder of Series A Preferred Stock and Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6.7 Reorganizations, Mergers and Consolidations. If at any time, or from time to time, after the Original Issue Date, there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 4.3 in which the holders of Series A Preferred Stock and Series B Preferred Stock have not elected to make Section 4.3 inapplicable), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock and Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 6.7 shall similarly apply to successive reorganizations, mergers and consolidations, Notwithstanding anything to the contrary contained in this Section 6, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 5 hereof, then such transaction and the rights of the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 6.7.

6.8 Sale of Shares Below Conversion Price.

(a) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the shares of any Series A Preferred Stock and Series B Preferred Stock are convertible shall be made with respect to such series, by adjustment in the applicable Conversion Price thereof, or by reason of issuance or deemed issuance of Additional Shares of Common Stock (as defined in Section 6.8(c)(i): (i) unless the consideration per share (determined pursuant to Section 6.4 for issued or deemed to be issued by the Corporation) is less than the applicable Conversion Price of the Series A or Series B Preferred Stock, as the case may be, in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock, or (ii) if, prior to such issuance, the Corporation receives written notice from the holders of more than sixty-six and two-thirds percent (66 2/3rd%) of the then outstanding shares of each such series agreeing (voting separately) that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(b) Adjustment Formula.

(i) If at any time, or from time to time, after the Original Issue Date of the Series A Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 6.8 to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5, a recapitalization, reclassification or other change as provided in Section 6.6, or a reorganization, merger or consolidation as provided in Section 6.7, for an Effective Price (as defined in Section 6.8(c)(v)) that is less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price of the Series A Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale to the price obtained by multiplying such Conversion Price of the Series A Preferred Stock by a fraction:

(A) The numerator of which shall be the sum of (I) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock, plus (2) the quotient obtained by dividing:

(x) the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold), by

(y) the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issue or sale; and

(B) The denominator of which shall be the sum of (1) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale, plus (2) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(ii) If at any time or from time to time after the Original Issue Date of the Series B Preferred Stock, the Corporation issues or sells, or is deemed by the provisions of this Section 6.8 to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5, a recapitalization, reclassification or other change as provided in Section 6.6, or a reorganization, merger or consolidation as provided in Section 6.7, for an Effective Price (as defined in Section 6.8(c)(v)) that is less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price of the Series B Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale to the price paid for each share of Additional Shares of Common Stock issued or sold (or deemed so issued or sold).

(c) Certain Definitions. For the purpose of making any adjustment required under this Section 6.8:

(i) The “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than:

(A) any shares of Common Stock issued or issuable upon conversion of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock;

(B) any shares of Common Stock (or Rights or Options (as defined in clause (vi)) granted or issued hereafter by the Board of Directors to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that arc approved by the Board of Directors pursuant to the Stock Option Plan as defined herein, provided however, (other than 100,000 shares (in the form of options or other awards)) that any such awards under the Stock Option Plans are at a price of not less than the Conversion Price of the Series B Preferred Stock;

(C) any shares of the Corporation’s Common Stock or Preferred Stock (or Rights or Options) issued or issuable to parties that are (i) non affiliated strategic partners investing in connection with a material commercial transaction with the Corporation or (ii) up to 30,000 shares issuable non affiliated third party providing the Corporation with equipment leases, cash price reductions, under arrangements, in each case, approved by the Corporation’s Board of Directors;

(D) Intentionally Omitted.

(E) any shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Corporation outstanding as of the date of this Amended and Restated Certificate of Incorporation and any securities issuable upon the conversion thereof;

(F) any shares of Common Stock issued pursuant to a transaction described in Section 6.4 hereof;

(G) any shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; and

(H) any shares of Common Stock or Preferred Stock (or Rights or

Options), issued or issuable hereafter that are (1) approved by the Board of Directors, and (2) approved by the vote of the holders of a at least 66 and 2/3 percent of the Series A Preferred Stock and the Series B Preferred Stock, each voting as a single class, as being excluded from the definition of “Additional Shares of Common Stock” under this Section 6.8(b).

(ii) The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in a manner consistent with Section 4.4, and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii) The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities.

(iv) The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v) The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 6.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 6.8, for the issue of such Additional Shares of Common Stock; and

(vi) The “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(vii) The “Stock Option Plan” shall mean the stock option plan of the Corporation as in effect of the date hereof, pursuant to which the Corporation has been permitted to reserve 2,750,000 shares of Common Stock of the Company.

(d) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of Series A Preferred Stock and Series B Preferred Stock required under this Section 6.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less man the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, men the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred Stock and Series B Preferred Stock

6.9 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price, the Corporation, at its expense, shall cause its chief financial officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate(s), by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.

6.10 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock and Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board of Directors as of the date of conversion.

6.11 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.12 Notices. Any notice required by the provisions of this Amended and Restated Certificate of Incorporation to be given to the holders of shares of the Series A Preferred Stock and Series B Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

6.13 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

SIXTH: The following provisions, each of which are subject to the limitations set forth herein and in such other agreements to which the Corporation is a party, are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws.

(b) The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that the fact that such power has been conferred upon the Board of Directors shall not divest the Corporation’s stockholders of the power, nor limit their power to adopt, amend or repeal the by-laws of the Corporation.

(c) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, end to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: Subject to the limitations set forth herein and in such other agreements to which the Corporation is a party, from time to time, any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights and powers at any time conferred herein on stockholders, directors and officers are subject to the provisions of this Article EIGHTH.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct this 12th day of April, 2010.

CANCER GENETICS, INC.

By:	/s/ Panna Sharma
Name: Panna Sharma
Title: President and Chief Executive Officer